Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “‘Agreement”), dated as of May 2, 2005 between David R. Maccarelli (the “Executive”) and NTELOS Inc., a Virginia corporation (the “Company”), recites and provides as follows:

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuing employment of its key management personnel; and

WHEREAS, the Board of Directors of the Company (the “Board”) expects that the Executive will continue to make substantial contributions to the growth and prospects of the Company; and

WHEREAS, the Company and the Executive previously entered into an employment agreement dated October 1, 2003; and

WHEREAS, the Company and the Executive now desire to terminate such prior employment agreement and replace it with this Agreement; and

WHEREAS, the parties intend this Agreement to supersede the prior employment agreement and any other prior agreements or undertakings among the parties with respect to the subject matter contained herein; and

WHEREAS, the Executive will continue to serve the Company in reliance upon the undertakings of the Company contained herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and the Executive agree as follows:

1. Employment.

(a) Position. On the terms and subject to the conditions set forth herein, the Company agrees to employ the Executive as Executive Vice President throughout the Employment Term (as defined below). At the request of the Board and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Company.

(b) Duties and Responsibilities. The Executive shall have such duties and responsibilities that are consistent with the Executive’s position as the Board determines and shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries. Subject to the provisions of Section 1(c) below, during the Employment Term the Executive shall devote the Executive’s full business time, skill and attention to the business of the Company and its subsidiaries, and, except as specifically approved by the Board, shall not engage in any other business activity or have any other business affiliation.

(c) Other Activities. Anything in this Agreement to the contrary notwithstanding, as part of the Executive’s business efforts and duties on behalf of the Company, the Executive may participate fully in social, charitable and civic activities, and, if specifically approved by the Board, the Executive may serve on the boards of directors of other companies, provided that such activities do not unreasonably interfere with the performance of and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder.

2. Employment Term. The “Employment Term” hereunder shall commence on the date set forth above and shall continue in full force and effect until the fourth anniversary of such date when the Employment Term shall terminate, unless terminated earlier pursuant to the terms and conditions of this Agreement. The Employment Term will renew hereunder automatically for successive one-year periods unless either party gives written notice to the other not less than six (6) months prior to the end of the fourth anniversary hereof (or any subsequent anniversary, as the case may be) that such party does not wish the Employment Term to be so extended, and under such circumstances, the Employment Term and this Agreement will terminate by its terms, and without liability to either party, on such fourth anniversary (or such subsequent anniversary, as the case may be).

3. Compensation. During the Employment Term, the Company will pay and/or otherwise provide the Executive with compensation and related benefits as follows:

(a) Base Salary. The Company agrees to pay the Executive, for services rendered hereunder, an initial base salary at the annual rate of $225,422 (the “Base Salary”). Base Salary will be reviewed annually throughout the Employment Term by the Compensation Committee of the Board. Notwithstanding anything in this Agreement to the contrary, the Company may reduce the Executive’s Base Salary by up to 10% during the Employment Term, but only as part of a salary reduction program pursuant to which the Base Salaries of the Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents are reduced by the same percentage at the same time and for the same period of time. The Base Salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law. The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.

(b) Stock-Based Incentive Compensation. The Executive shall be eligible to participate in the Company’s stock-based incentive compensation plan pursuant to its terms (“Stock-Based Incentive Payment”) when the Company establishes such a plan.

(c) Supplemental Retirement Plan. During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in the NTELOS Inc. Executive Supplemental Retirement Plan according to the terms thereof, and the Executive’s designation as a participant in such plan shall not be revoked or rescinded prior to the termination of the Executive’s employment with the Company.

(d) Team Incentive Plan. The Executive shall be eligible to participate in the Company’s team incentive plan with an annual incentive target of fifty-five percent (55%) of Base Salary (“Incentive Payment”), subject to achievement of such program’s objectives and final approval of the Board. Notwithstanding the foregoing or the terms of the team incentive plan, the full Incentive Payment the Executive is eligible to receive under the team incentive plan based on objective performance factors must be paid and cannot be reduced or eliminated as a result of individual performance factors other than as a result of a good faith determination by the Chief Executive Officer.

(e) Benefits. During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company’s employee benefit plans applicable to the Company’s comparable senior executives according to the terms of those plans. In addition to the foregoing compensation, the Company agrees that during the Employment Term it shall provide to the Executive a monthly automobile allowance pursuant to Company policy.

(f) Vacation. The Executive shall be entitled to a minimum of four weeks of vacation annually, during which time the Executive shall receive compensation in accordance with the terms of this Agreement.

(g) Term Life Insurance. During the Employment Term, and in addition to any other benefits to which Executive shall be entitled, the Company agrees to pay the premiums on a term life insurance contract covering the Executive that pays a death benefit of at least $473,000. The Company in its discretion shall select the term life insurance contract on which it will pay the premiums; but, the Executive shall be the owner of such contract and will be or will designate the beneficiary of such contract. The Company (i) will include and report such premium payments in the Executive’s taxable income to the extent required under applicable law and (ii) also will pay to the Executive an additional payment in an amount such that after payment by the Executive of all taxes imposed on the additional payment, the Executive retains an amount of the additional payment equal to the taxes imposed upon the Executive with respect to the Company’s payment of the premiums on the term life insurance contract. The amount of the additional payment shall be determined based on the Executive’s likely effective rates of federal, state and local income taxation for the calendar year in which the additional payment is to be made, net of the likely reduction in federal income taxes that is obtained from any deduction of state and local taxes. Executive agrees, for purposes of calculating the amount of the additional payment, to provide the Company such information as the Company may reasonably request to determine the amount of the additional payment and to cooperate with the Company in good faith in order to effectively make such determination. The Company shall hold all such information secret and confidential and shall not, without the prior written consent of the Executive or as otherwise may be required by law or legal process, communicate or divulge such information to anyone other than the Company and those in need of such information for purposes of determining the amount of the additional payment. Notwithstanding any other provision of this Agreement, in the event the term life insurance contract described herein extends beyond the termination of Executive’s employment with the Company, the Executive, and not the Company, shall be obligated to pay the premiums on such term life insurance contract accruing after the Executive’s termination of employment with the Company.

4. Termination of Employment.

(a) By the Company For Cause. The Company may terminate the Executive’s employment under this Agreement at any time for Cause (as defined in Section 4(e)) and shall provide written notice of termination to the Executive (which notice shall specify in reasonable detail the basis upon which such termination is made). Notwithstanding the foregoing, in no event, shall any termination of employment be deemed for Cause unless the Executive’s employment is terminated within 180 days of when the Company learns of the act or conduct that constitutes Cause and the Chief Executive Officer of the Company or the Board of Directors concludes that the situation warrants a determination that the Executive’s employment terminated for Cause. In the event the Executive’s employment is terminated for Cause, all provisions of this Agreement (other than Sections 5 through 15 hereof) and the Employment Term shall be terminated; provided, however, that such termination shall not divest the Executive of any previously vested benefit or right unless the terms of such vested benefit or right specifically require such divestiture where the Executive’s employment is terminated for Cause. In addition, the Executive shall be entitled to payment of the Executive’s earned and unpaid Base Salary to the date of termination. The Executive also shall be entitled to unreimbursed business and entertainment expenses in accordance with the Company’s policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the Company’s employee benefit plans (the payments and benefits described in this subsection (a) hereinafter referred to as the “Standard Termination Payments”).

(b) Upon Death or Disability. If the Executive dies, all provisions of Section 3 of this Agreement (other than rights or benefits arising as a result of such death) and the Employment Term shall be automatically terminated; provided, however, that an amount equal to the earned and unpaid Incentive Payments to the date of death and the Standard Termination Payments shall be paid to the Executive’s surviving spouse or, if none, the Executive’s estate, and the death benefits under the Company’s employee benefit plans shall be paid to the Executive’s beneficiary or beneficiaries as properly designated in writing by the Executive. If the Executive is unable to perform the essential functions of the Executive’s job under this Agreement, with or without reasonable accommodation, by reason of physical or mental disability or incapacity (“Disability”) and such disability or incapacity shall have continued for any period aggregating six months within any 12 consecutive months, the Company may terminate this Agreement and the Employment Term at any time thereafter. In such event, the Executive shall be entitled to receive the Executive’s normal compensation hereunder during said time of disability or incapacity, and shall thereafter be entitled to receive the “Disability Incentive Payment” (as described in the last sentence of this subsection (b)) and the Standard Termination Payments. The portion of the payment representing the Disability Incentive Payment shall be paid in a lump sum determined on a net present value basis, using a reasonable discount rate determined by the Board. The Disability Incentive Payment shall be equal to the target Incentive Payment that the Executive would have been eligible to receive for the year in which the Employment Term is terminated multiplied by a fraction, the numerator of which is the number of days in such year before and including the day of termination of the Employment Term and the denominator of which is the total number of days in such year.

(c) By the Company Without Cause.

(i) The Company may terminate the Executive’s employment under this Agreement at any time without Cause (for purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non- renewal) shall not be considered a termination without Cause), and other than by reason of the Executive’s death or disability. The Company shall provide written notice of termination to the Executive, which notice shall specify the effective date of such termination and that the termination is without Cause (the “Termination Date”). If the Termination Date is later than the date of the notice, then from the date of the notice through the Termination Date, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Thereafter, conditioned upon the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto, the Company shall pay the Executive the amounts set forth in this subsection (c). Under such circumstances, the Company shall pay the Executive an amount equal to forty percent (40%) of the Executive’s Base Salary for a period of twenty-four (24) months (the “Termination Period”), in such periodic installments as were being paid immediately prior to the Termination Date.

(ii) The Company shall pay the Executive a lump sum, determined on a net present value basis, using a reasonable discount rate determined by the Board, equal to the full target Incentive Payment for the year that includes the Termination Date multiplied by a fraction, the numerator of which is the number of months in the Termination Period and the denominator of which is 12.

(iii) The Company shall also be obligated to pay to the Executive the Standard Termination Payments.

(iv) During the Termination Period, the Executive and the Executive’s dependents will be entitled to continued participation in the “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) in which the Executive and the Executive’s dependents participated on the Executive’s Termination Date with respect to any such plans for which such continued participation is allowed pursuant to applicable law and the terms of the plan. In lieu of coverage for which such continued participation is not allowed, the Executive will be reimbursed, on a net after-tax basis, for the cost of individual insurance coverage for the Executive and the Executive’s dependents under a policy or policies that provide benefits (other than disability coverage) not less favorable than the benefits (other than disability coverage) provided under such employee welfare benefit plans. Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subsection (iv) shall cease if the Executive and/or the Executive’s dependents become covered under an employee welfare benefit plan of another employer of the Executive that provides the same or similar type of benefits.

(v) In addition, Executive and the Executive’s dependents will be entitled to receive from the Company, and the Company shall provide to the Executive and the Executive’s dependents, medical benefits not less favorable than and on the same terms and for the same periods as those provided under the Company’s Postretirement Medical And Life Insurance Benefits Plan, as in effect on the date hereof or the Termination Date, whichever is more favorable to the Executive, regardless of whether the Executive or the Executive’s dependents are otherwise eligible to participate in such plan. The Company, if it chooses, may provide such medical coverage under such Postretirement Medical and Life Insurance Benefits Plan, if the Executive otherwise is eligible thereunder, or in lieu of medical coverage under such plan, the Company may pay for or may procure individual insurance coverage for the Executive and the Executive’s dependents under a policy or policies that provide medical benefits and terms not less favorable than the medical benefits and terms provided under such Post Retirement Medical And Life Insurance Benefits Plan, as in effect on the date hereof or the Termination Date, whichever is more favorable to the Executive.

(d) By the Executive. The Executive may terminate the Executive’s employment, and any further obligations which the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof; by sending written notice of termination to the Company not less than sixty (60) days prior to the effective date of such termination. During such sixty (60) day period, the Executive shall continue to perform the normal duties of the Executive’s employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Except as provided below, if the Executive shall elect to terminate the Executive’s employment hereunder (other than as a result of the Executive’s death or disability), then the Executive shall remain vested in all vested benefits provided for hereunder or under any benefit plan of the Company in which the Executive is a participant and shall be entitled to receive the Standard Termination Payments, but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof. Anything in this Agreement to the contrary notwithstanding, the termination of the Executive’s employment by the Executive for Good Reason (as defined in Section 4(e)), shall be deemed to be a termination of the Executive’s employment without Cause by the Company for purposes of this Agreement, and the Executive shall be entitled to the payments and benefits set forth in Section 4(c) above, subject to the Executive executing and not revoking a general release in favor of the Company, the Board and their affiliates, in a form mutually acceptable to both parties hereto. Notwithstanding the foregoing, in no event shall any termination of employment by the Executive be deemed for Good Reason unless the Executive terminates employment within 180 days of when the Executive learns of the act or conduct that constitutes Good Reason.

(e) Definitions. For purposes of this Agreement, the following definitions will apply:

(i) Cause. The term “Cause” means: (i) gross or willful misconduct; (ii) willful and repeated failure to comply with the lawful directives of the Board or any supervisory personnel; (iii) any criminal act or act of dishonesty or willful misconduct that has a material adverse impact on the property, operations, business or reputation of the Company or its subsidiaries or any act of fraud, dishonesty or misappropriation involving the Company or its subsidiaries; (iv) any conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; (v) the material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement the employee has with the Company or its subsidiaries; (vi) acts of malfeasance or negligence in a matter of material importance to the Company or its subsidiaries; (vii) the material failure to perform the duties and responsibilities of employee’s position after written notice and a reasonable opportunity to cure (not to exceed 45 days); (viii) grossly negligent conduct; or (ix) activities materially damaging to the property, operations, business or reputation of the Company or its subsidiaries (it being understood that conduct or activities pursuant to employee’s exercise of good faith business judgment shall not be in violation of this Section 4(e)(i)). For purposes of this Agreement, Executive will also be deemed to be terminated for “Cause” if, in connection with the sale, transfer, conveyance or other disposition of all or substantially all of the assets (whether by asset sale, stock sale, merger, combination or otherwise) of one or more of the Company’s Material Lines of Business (a “Material Line of Business Sale”), (i) one or more of the purchasers in such Material Line of Business Sale offers employment (the “Employment Offer”) to Executive which Employment Offer would not permit Executive to terminate employment pursuant to clauses (i), (ii), (iii), (iv) or (v) of the definition of Good Reason contained herein, (ii) Executive declines such Employment Offer, and (iii) the Company terminates Executive’s employment within six (6) months of the consummation of the Material Line of Business Sale.

(ii) Good Reason. “Good Reason” means, after written notice by the Executive to the Board, and a reasonable opportunity for the Company to cure (not to exceed 45 days), that (i) the Executive’s Base Salary is not paid or is reduced by more than 10 percent in the aggregate or other than as part of a salary reduction program pursuant to which the Base Salaries of the Chief Executive Officer, all Executive Vice Presidents and all Senior Vice Presidents are reduced by the same percentage at the same time and for the same period of time, (ii) the Executive’s target Incentive Payment is reduced, (iii) the Executive’s job duties and responsibilities are diminished (but a reduction in the size of the Company as a result of a Sale of a Material Line of Business shall not alone constitute a diminution in the Executive’s job duties and responsibilities and any diminution in the Executive’s job duties and responsibilities after notice of non-renewal of the Employment Term is given by either party shall not be considered “Good Reason” hereunder), (iv) the Executive is required to relocate to a facility more than 50 miles from Waynesboro, Virginia, (v) the Executive is not provided benefits (e.g., health insurance) that are comparable in all material respects to those previously provided to the Executive, (vi) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to engage in conduct that Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal), or (vii) the Executive is directed by the Board or an officer of the Company or an affiliate (or the Company’s successor or an affiliate thereof) to refrain from acting and Company counsel, or mutually agreed upon counsel if requested by the Executive, has advised that such failure to act is likely to be illegal and that such counsel states with specificity why such direction is likely to be illegal (including a proposal for modification of such direction which in counsel’s opinion would not be likely to be illegal). If the Executive is directed to engage in conduct that he reasonably believes is likely to be illegal or to refrain from acting and the Executive reasonably believes that such failure to act is likely to be illegal, the Executive can express such reservations to the Board or directing officer, and the Company shall, at its expense, engage Company counsel, or mutually agreed upon counsel if requested by the Executive, to advise as to whether such conduct or failure to act is likely to be illegal. Subject to the last sentence of Section 4(d) hereof, if any of the events occur that would entitle the Executive to terminate the Executive’s employment for Good Reason hereunder and the Executive does not exercise such right to terminate the Executive’s employment, any such failure shall not operate to waive the Executive’s right to terminate the Executive’s employment for that or any subsequent action or actions, whether similar or dissimilar, that would constitute Good Reason. For purposes of clarity, it is acknowledged that expiration of the Employment Term (including notice of non- renewal) shall not be considered “Good Reason” hereunder.

(iii) Material Line of Business. “Material Line of Business” means any line or lines of business or service or group of services which represent(s) in the aggregate either 25% or more of the Company’s consolidated revenues or 25% or more of the Company’s consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) for the twelve month period ended on the last day of the most recently ended fiscal quarter for the Company.

5. Confidential Information. The Executive understands and acknowledges that during the Executive’s employment with the Company, the Executive has been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, the Executive will not, during the Executive’s employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with the Executive’s employment by the Company. The Executive will not at any time use any Confidential Information for the Executive’s own benefit or the benefit of any person except the Company. At the end of the Executive’s employment with the Company, the Executive will surrender and return to the Company any and all Confidential Information in the Executive’s possession or control, as well as any other Company property that is in the Executive’s possession or control. The Executive acknowledges and agrees that any breach of this Section 5 would be a material breach of this Agreement. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories:

(i) trade secrets;

(ii) lists and other information about current and prospective customers;

(iii) plans or strategies for sales, marketing, business development, or system build-out;

(iv) sales and account records;

(v) prices or pricing strategy or information;

(vi) current and proposed advertising and promotional programs;

(vii) engineering and technical data;

(viii) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;

(ix) legal advice and strategies; and

(x) other information of a similar nature not known or made available to the public or the Company’s Competitors (as defined in Section 8).

Confidential Information includes any such information that the Executive may prepare or create during the Executive’s employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its Trade Secrets and/or Confidential Information.

6. Return of Documents. All writings, records and other documents and things containing any Confidential Information in the Executive’s custody or possession shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of the Executive’s employment or at any time as requested by the Company.

7. Reaffirm Obligations. Upon termination of the Executive’s employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Employee’s recognition of the importance of maintaining the confidentiality of the Company’s proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 5 of this Agreement.

8. Non-Compete; Non-Solicitation. The Executive agrees that:

(a) while the Executive is employed by the Company, the Executive will not, directly or indirectly, compete with the business conducted by the Company, and the Executive will not, directly or indirectly, provide any services to a Competitor.

(b) For a period of 24 months after the Executive’s employment with the Company ends for any reason (the “Non-Competition Period”), the Executive will not compete with the Company by performing or causing to be performed the same or similar types of duties or services that the Executive performed for the Company for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any city or county of the continental United States in which, at the time the Executive’s employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non- Competition Period provided that the Executive has knowledge of those plans at the time the Executive’s employment with the Company ends (the “Service Area”). Additionally, the Executive agrees that during the Non-Competition Period, the Executive will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireless or wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company. The restrictions set forth above shall immediately terminate and shall be of no further force or effect in the event of a default by the Company in the payment of any consideration, if any, to which the Executive is entitled under Section 8(i) below, which default is not cured within thirty (30) days after written notice thereof. The Executive acknowledges and agrees that because of the nature of the Company’s business, the nature of the Executive’s job responsibilities, and the nature of the Confidential Information and Trade Secrets of the Company which the Company will give the Executive access to, any breach of this provision by the Executive would result in the inevitable disclosure of the Company’s Trade Secrets and Confidential Information to its direct competitors.

(c) While the Executive is employed by the Company and during the Non- Competition Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the acts described in this subsection (c).

(d) The Executive acknowledges and agrees that the Company has a legitimate business interest in preventing him from engaging in activities competitive with it as described in this Section 8 and that any breach of this Section 8 would constitute a material breach of this Section 8 and this Agreement.

(e) The Company may notify anyone employing the Executive or evidencing an intention to employ the Executive during the Non-Competition Period as to the existence and provisions of this Agreement and may provide such person or organization a copy of this Agreement. The Executive agrees that the Executive will provide the Company the identity of any employer Executive plans to go to work for during the Non-Competition Period along with the Executive’s anticipated job title, anticipated job duties with any such employer, and anticipated start date. The Company will analyze the proposed employment and make a determination as to whether it would violate this Section 8. If the Company determines that the proposed employment would not pose an unacceptable threat to the Company’s interests, the Company will notify the Executive in writing that it does not object to the employment. The Executive further agrees to provide a copy of this Agreement to anyone who employs the Executive during the Non-Competition Period.

(f) The Executive acknowledges and agrees that this Section 8 is intended to limit the Executive’s right to compete only to the extent necessary to protect the Company’s legitimate business interest. The Executive acknowledges and agrees that the Executive will be reasonably able to earn a livelihood without violating the terms of this Section 8. If any of the provisions of this Section 8 should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions. In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further benefits under this Agreement, including but not limited to the consideration set forth in subsection (i) below as well as any additional payments, compensation, benefits or severance pay he may otherwise be entitled to receive under this Agreement. Additionally, in the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive agrees to repay the Company for any of the consideration set forth in subsection (i) below that the Executive received prior to the breach as well as any additional payments, compensation, benefits or severance pay the Executive might otherwise have previously received under Section 4(c) of this Agreement.

(g) For purposes of this Section 8, the following definitions will apply:

(i) “Directly or indirectly” as used in this Agreement includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Executive or on behalf of any other person. “Directly or indirectly” does not include the ownership of less than 5% of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

(ii) “Competitor” as used in this Agreement means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company by providing or offering to provide wireless or wireline telecommunication services, including but not limited to internet services, within any city or county in which the Company provides or offers those services or products.

(h) Notwithstanding any other provision of this Section 8, the Executive will not be considered to have violated any prohibition against competing with the Company for engaging in any of the following activities: (1) being employed or retained by (i) any parent, subsidiary or affiliate organization of any Competitor where that parent, subsidiary or affiliate organization does not itself, and the Executive’s employment will not cause the Executive to, compete or attempt to compete with the Company by providing or offering to provide wireless or wireline telecommunications services, including but not limited to internet services, within the Service Area or (ii) any Competitor, directly or indirectly, so long as Executive’s employment or service does not relate to working within the Service Area or activities that would benefit the Competitor principally within the Service Area; or (2) working or providing services within the Service Area so long as the Executive’s employment or service does not relate to the type of services provided or offered by the Company within that Service Area or to services for which the Company has documented plans to provide, offer or supply within that Service Area at the time of Executive’s termination of employment; or (3) selling or attempting to sell wireless or wireline telecommunications services, including but not limited to internet services, so long as the services or products, which the Executive is selling or attempting to sell to a customer, do not relate to the type of services or products provided or offered by the Company to such customer or for which the Company has documented plans to provide, offer or supply to such customer at the time of Executive’s termination of employment; provided, however, that the Executive is nevertheless prohibited from: (i) selling, attempting to sell, and providing or attempting to provide, to any person who was a customer, or who was actively sought as a customer, of the Company at the time of Executive’s termination of employment any wireless or wireline telecommunications services, including but not limited to internet services, that are the type of services or products that the Company sold, attempted to sell or provided or attempted to provide to such customer as described in (b) above and (ii) soliciting or encouraging any employee of the Company to terminate employment or taking any other of the prohibited actions as described in (c) above.

(i) In consideration of the Executive’s undertakings set forth in this Section 8 with respect to periods after termination of employment, but only in the event that the Executive is entitled to the benefits and payments under Section 4(c) above, the Company will pay the Executive an amount equal to sixty percent (60%) of his Base Salary during the Non-Competition Period, in such periodic installments as his Base Salary was being paid immediately prior to termination of employment. In the event the Executive is not entitled to the benefits and payments under Section 4(c) above, the Company will not pay Executive any of the consideration set forth in this Section 8(i).

(j) In the event the Executive breaches any of the restrictions or provisions set forth in this Section 8, the Executive waives and forfeits any and all rights to any further payments under subsection (i) or otherwise under this Agreement. This waiver and forfeiture shall be effective even in the event a court refuses to enforce the restrictions set forth in this Section 8.

9. Representations. The Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Executive does not conflict with, or result in the breach by the Executive or violation by the Executive of, any other agreement to which the Executive is a party or by which the Executive is bound. The Executive hereby agrees to indemnify the Company, its officers, directors and shareholders and hold them harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which they may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Executive herein. The Company represents and warrants that this Agreement and the transactions contemplated hereby have been duly authorized by the Company by all necessary corporate and shareholder action, and that the execution, delivery and performance of this Agreement by the Company does not conflict with, or result in the breach or violation by the Company of, its Articles of Incorporation or Amended and Restated Bylaws or any other agreement to which the Company is a party or by which it is bound. The Company hereby agrees to indemnify the Executive and hold the Executive harmless from and against any liability (including, without limitation, reasonable attorneys’ fees and expenses) which the Executive may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Company herein.

10. Remedies. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof. The Executive agrees that if a lawsuit or other proceeding is brought to enforce the terms of this Agreement or determine the validity of its terms and the Company prevails, the Company will be entitled to recover from the Executive its reasonable attorneys’ fees and court costs. The Executive agrees that these provisions are reasonable.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon and inure to the benefit of the Executive and the Executive’s legal representatives and assigns, provided that in no event shall the Executive’s obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive. The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company or of the Company’s business (provided, however, that no such assignment or transfer shall have the effect of relieving the Company of any liability to the Executive hereunder or under any other agreement or document contemplated herein), but only if such assignment or transfer does not result in employment terms, conditions, duties or responsibilities which are or may be materially different than the terms, conditions, duties or responsibilities of the Executive hereunder. If the Company assigns or transfers its rights under this Agreement to a successor corporation, the Executive’s obligations under Section 8 of this Agreement will be construed and enforceable with respect to the business and geographic scope of the Company only and will not be construed or enforceable with respect to the business and geographic scope of any successor corporation to which the Company’s rights may be assigned or transferred to the extent such business or geographic scope is greater than that of the Company at the time of such assignment or transfer. The Executive may not transfer or assign the Executive’s rights and obligations under this Agreement.

12. Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

13. Governing Law; Jurisdiction. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflict of laws principles or rules. To the full extent lawful, each of the Company and the

Executive hereby consents irrevocably to personal jurisdiction, service and venue in connection with any claim or controversy arising out of this Agreement in the courts of the Commonwealth of Virginia located in Waynesboro, Virginia, and in the federal courts in the Western District of Virginia.

14. Excise Taxes.

(a) If any payment or distribution by the Company or any affiliate to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the benefits payable or provided under this Agreement (or other Payments as described above) shall be reduced (but not in excess of the amount of the benefits payable or provided under this Agreement) if, and only to the extent that, such reduction will allow the Executive to receive a greater Net After Tax Amount than such Executive would receive absent such reduction.

(b) The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments (as defined below) that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

(c) The Accounting Firm will next determine the largest amount of payments that may be made to the Executive without subjecting the Executive to the Excise Tax (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

(d) The Executive then will receive the total Parachute Payments or the total Capped Payments, whichever provides the Executive with the higher Net After Tax Amount; however, if the reductions imposed under this Section 14 are in excess of the amount of benefits payable or provided under this Agreement, then the total Parachute Payments will be adjusted by reducing the amount of any noncash or cash benefits under this Agreement or any other plan, agreement or arrangement as directed by the Executive. The Accounting Firm will notify the Executive and the Company if it determines that the Parachute Payments must be reduced and will send the Executive and the Company a copy of its detailed calculations supporting that determination.

(e) As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 14, it is possible that the Executive will have received Parachute Payments or Capped Payments in excess of the amount that should have been paid or distributed (“Overpayments”), or that additional Parachute Payments or Capped Payments should be paid or distributed to the Executive (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, that Overpayment may, at the Executive’s discretion, be treated for all purposes as a loan ab initio that the Executive must repay to the Company immediately together with interest at the applicable Federal rate under Code Section 7872; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999 and the Executive will receive a greater Net After Tax Amount than such Executive would otherwise receive. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

(f) For purposes of this Section 14, the following terms shall have their respective meanings:

(i) “Accounting Firm” means the independent accounting firm currently engaged by the Company, or a mutually agreed upon independent accounting firm if requested by the Executive; and

(ii) “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.

(iii) “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

(g) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by the preceding subsections shall be borne by the Company.

(h) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Finn shall be binding upon the Company and the Executive.

15. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement. If any provision contained in Sections 5 or 8 of this Agreement shall for any reason be held to be excessively broad or unreasonable as to time, territory, or interest to be protected, a court is hereby empowered and requested to construe such provision by narrowing it so as to make it reasonable and enforceable to the extent provided under applicable law.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

17. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

18. Entire Agreement. This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof, including any employment or management continuity agreement under which the Executive hereby agrees to waive all rights and which is hereby terminated.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NTELOS Inc.

By:	/s/ JAMES S. QUARFORTH
James S. Quarforth Chief Executive Officer

Executive

/s/ DAVID R. MACCARELLI
David R. Maccarelli

EMPLOYMENT CONTRACT AMENDMENT

THIS AMENDMENT (“Amendment”) to the Employment Agreement (the “Employment Agreement”) dated as of May 2, 2005 by and between NTELOS Inc., a Virginia corporation (“Company”), and David R. Maccarelli (the “Executive”) is made as of February 13, 2006, by and between NTELOS, NTELOS Holdings Corp., a Delaware corporation (“Holdings”) and the Executive (collectively, the “Parties”).

Background

Holdings will be engaging in an initial public offering and NTELOS will remain a wholly owned subsidiary of Holdings. NTELOS and the Executive wish to add Holdings as a party to the Employment Agreement, upon which both NTELOS and Holdings will jointly share the liabilities and benefits under the Employment Agreement. Additionally, the Parties wish to make certain other amendments to the Employment Agreement, as set forth herein,. The Executive consents to this Amendment, including without limitation, the addition of Holdings as a party to the Agreement.

Terms

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto promise and agree as follows:

1. Pursuant to Section 11 of the Employment Agreement, Holdings shall become a party to the Employment Agreement and, jointly with NTELOS, inure to all the benefits and the liabilities under the Employment Agreement, as NTELOS has under the Agreement. Henceforth both Holdings and NTELOS shall jointly share the liabilities and benefits under the Employment Agreement.

2. To reflect the addition of Holdings as a party to the Employment Agreement, unless the context requires otherwise, the definition of and all references to “Company” in the Employment Contract shall refer to both Holdings and NTELOS.

3. All references to “Board” in the Employment Agreement shall refer to the Board of Directors of Holdings.

4. Section 2 of the Employment Agreement shall be amended by adding the following after the last sentence of Section 2:

“Notwithstanding the foregoing, if the Employment Term has less than 24 months remaining upon the occurrence of a “Change in Control” (as such term is defined in Section 4(e)(iv)), then the Employment Term shall be automatically extended so that the Employment Term will not expire until the date which is 24 months from the date of the Change in Control, subject to the automatic renewal, as described above.”

5. Section 4(b) of the Employment Agreement shall be amended by adding the following after the last sentence of Section 4(b):

“Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Disability Incentive Payment shall be paid to the Executive in one lump sum payment, as soon as administratively feasible after the first day which is at least six months after the Termination Date.”

6. Section 4(c)(i) of the Employment Agreement shall be amended by adding the following after the last sentence of Section 4(c)(i):

“Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A, then the payments required under this Section 4(c)(i) shall not commence until the first day which is at least six months after the Termination Date. All payments, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment, as soon as administratively feasible after the first day which is at least six months after the Termination Date. Thereafter, payments shall continue as so provided above for the remainder of the Termination Period.”

7. Section 4(c)(ii) of the Employment Agreement shall be amended by adding the following after the last sentence of Section 4(c)(ii):

“Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A, then the payment shall be paid to the Executive in one lump sum payment, as soon as administratively feasible after the first day which is at least six months after the Termination Date.”

8. Section 4(c)(iv) of the Employment Agreement shall be amended by adding the following after the last sentence of Section 4(c)(iv):

“Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A, then such reimbursements (only to the extent such would otherwise be subject to Code Section 409A) shall not commence until the first day which is at least six months after the Termination Date. All reimbursements, which would have otherwise been required to be made over such six month period, shall be paid to the Executive in one lump sum payment, as soon as administratively feasible after the first day which is at least six months after the Termination Date. Thereafter, reimbursements shall continue as so provided above for the remainder of the Termination Period.”

9. A new Section 4(e)(iv) shall be added the Employment Agreement, which shall read in its entirety, as follows:

“Change in Control” means any of the following described in clauses (I) through (V) below, provided that a “Change in Control” shall not mean any event listed in clauses (I) through (V) that occurs directly or indirectly as a result of or in connection with Quadrangle Capital Partners LP, a Delaware limited partnership, Quadrangle Select Partners LP, a Delaware limited partnership, and Quadrangle Capital Partners—A LP, a Delaware limited partnership (collectively the “Quadrangle Entities”) and/or Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership, CVC/SSB Employee Fund, L.P., a Delaware limited partnership, CVC Executive Fund LLC, a Delaware limited liability company (collectively the “CVC Entities”) and/or their Affiliates, related funds and co-investors becoming the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities, or the shareholders of Holdings approve a merger, consolidation or reorganization of Holdings with any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization any of the Quadrangle Entities, the CVC Entities and/or their respective Affiliates, related funds and co-investors acquire more than fifty-one percent (51%) of the combined voting power of Holdings’ then outstanding securities:

I. any Person is or becomes the owner or “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdings representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

II. consummation of a merger, consolidation or reorganization of Holdings with any other company, or a sale of all or substantially all the assets of Holdings (a “Transaction”), other than (i) a Transaction that would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent either directly or indirectly more than fifty-one percent (51%) of the combined voting power of the then outstanding securities of Holdings or such surviving or purchasing entity;

III. the shareholders of Holdings approve a plan of complete liquidation of Holdings and such liquidation is consummated; or

IV. a sale, transfer, conveyance or other disposition (whether by asset sale, stock sale, merger, combination or otherwise) (a “Sale”) of a Material Line of Business (other than any such sale to the Quadrangle Entities, the CVC Entities or their Affiliates, related funds and co-investors ), except that with respect to this clause (IV) there shall only be a Change in Control with respect to the Executive who is employed at such time in such Material Line of Business (whether full or part-time), and the Executive does not receive an offer for “comparable employment” with the purchaser and the Executive’s employment is terminated by Holdings or any Affiliate of Holdings no later than six (6) months after the consummation of the Sale of the Material Line of Business. For these purposes, “comparable employment” means that (i) the Executive’s base salary and target incentive payments are not reduced in the aggregate, (ii) the Executive’s job duties and responsibilities are not diminished (but a reduction in size of Holdings as the result of a Sale of a Material Line of Business, or the fact that the purchaser is smaller than Holdings, shall not alone constitute a diminution in the Executive’s job duties and responsibilities), (iii) the Executive is not required to relocate to a facility more than fifty (50) miles from the Executive’s principal place of employment at the time of the Sale and (iv) the Executive is provided benefits that are comparable in the aggregate to those provided to the Executive immediately prior to the Sale; or

V. During any period of twelve (12) consecutive months commencing upon the effective date of this Amendment, the individuals who constitute the Board, upon the effective date of this Amendment, and any new director who either (i) was elected by the Board or nominated for election by Holdings’ stockholders was approved by a vote of more than fifty percent (50%) of the directors then still in office who either were directors, upon the effective date of the Plan, or whose election or nomination for election was previously so approved or (ii) was appointed to the Board pursuant to the designation of Quadrangle Entities and/or the CVC Entities, cease for any reason to constitute a majority of the Board.

For purposes of the foregoing, “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

For purposes of the foregoing, “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

10. Section 8(i) of the Employment Agreement shall be amended by adding the following before the last sentence of Section 8(i):

“Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A, then such payments shall be made in the same time and manner as provided in Section 4(c)(i) above.”

11. Other than as specifically provided in the Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

HOLDINGS:	NTELOS HOLDINGS CORP.

	By:	/s/ JAMES S. QUARFORTH
	Name:	James S. Quarforth
	Title:	Chief Executive Officer, President and Chairman of the Board of Directors

NTELOS:	NTELOS INC.

	By:	/s/ JAMES S. QUARFORTH
	Name:	James S. Quarforth
	Title:	Chief Executive Officer, President and Chairman of the Board of Directors

EXECUTIVE :		/s/ DAVID R. MACCARELLI
	Name:	David R. Maccarelli